CAUSEWAY SUB-ADVISORY
AGREEMENT 9/30/08
PRINCIPAL FUNDS, INC.
 SUB-ADVISORY AGREEMENT
CAUSEWAY CAPITAL MANAGEMENT LLC SUB-ADVISED FUNDS
AGREEMENT executed as of the September 30, 2008, by and between PRINCIPAL
MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the Manager"), and CAUSEWAY CAPITAL MANAGEMENT LLC, a Delaware Limited Liability Company
(hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each fund of the
Principal Funds, Inc. (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940
Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with investment advisory services for each series identified in Appendix A
(hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, the Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

  (a) Management Agreement (the "Management Agreement") between the
Manager and the Fund;

  (b) The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

  (c) The Fund's Articles of Incorporation and By-laws;

(d) Policies, procedures or instructions adopted or approved by the Board of
Directors of the Fund relating to obligations and services provided by the Sub-
Advisor;

(e) Prospectus and statement of additional information ("SAI") of the Series.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1. Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the
Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-
Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the
Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2. Obligations of and Services to be Provided by the Sub-Advisor

  The Sub-Advisor will:

(a) Provide investment advisory services, including but not limited to research, advice and supervision for the Series, in accordance with the attached
Investment Guidelines and the Series' prospectus and SAI.

(b) Provide information upon reasonable request to the Manager to assist the
Manger in furnishing the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revising from time to time as economic conditions require, a recommended investment program for the Fund consistent with

the Series' investment objective and policies.

(c) Place orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's Articles of
Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d) Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such
Board, regarding the general conduct of the investment business of the Series.

(e) Maintain, in connection with the Sub-Advisor's investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder and the
Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services it provides to the Series.

(f) Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(g) Upon request, provide assistance in the Board of Directors' determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(h) Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement.

(i) Open accounts with broker-dealers and futures commission merchants
("broker-dealers"), select broker-dealers to effect all transactions for the
Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-
Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients.  The
Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series.  The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund's
Board of Directors providing such information as the number of aggregated trades to which the Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades.  The Sub-
Advisor shall use its best efforts to obtain execution of transactions for the
Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-
Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used

by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j) Maintain all accounts, books and records with respect to the Series as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the "Investment Advisers
Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-
Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund (as well as the Sub-Advisor), agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act the records that are required to be maintained by the Sub-Advisor under Rule 31a-1 (f) under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager (but may keep copies thereof).

(k) Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-
Advisor's Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time.  The Manager acknowledges receipt of a copy of Sub-
Advisor's current Code of Ethics.  Sub-Advisor shall promptly forward to the
Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics.

(l) From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request.  The Sub-Advisor will make available its officers and employees to meet with the Fund's Board of Directors at the Fund's principal place of business on due notice to review the investments of the Series.

(m) Provide such information as is customarily provided by a sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal
Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended (the "Securities Act"), and any state securities laws, and any rule or regulation thereunder.  Sub-Advisor will advise Manager of any material changes in the managing members of the Sub-
Advisor's limited liability company within a reasonable time after any such change.  Manager acknowledges receipt of Sub-Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.

(n) Perform quarterly and annual tax compliance tests to monitor the Series'
compliance with Subchapter M of the Code and Section 817(h) of the Code, subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement.  The Sub-
Advisor shall notify the Manager immediately upon having a reasonable basis for believing that the Series has ceased to be in compliance or that it might not be in compliance in the future.  If it is determined that the Series is not in compliance with the requirements noted above, the Sub-Advisor, in consultation with the Manager, will take prompt action to bring the Series back into compliance (to the extent possible) within the time permitted under the Code.

(o) Have the responsibility and authority to vote proxies solicited by, or with respect to, the issuers of securities held in the Series.  The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting process.

    3. Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.

    4. Compensation

As full compensation for all services rendered and obligations assumed by the
Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

    5. Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its directors, members, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any Losses (as defined below) suffered by the Manager or the
Fund resulting from (i) any untrue statement of material fact or omission to state any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading in the
Series' prospectus or SAI or any advertisement, sales literature or other sales material or communication or (ii) from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the
Sub-Advisor or any of its directors, members, officers, employees, agents
(excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

    6. Indemnification

The Manager agree to indemnify and hold harmless the Sub-Advisor from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) ("Losses") howsoever arising, from or in connection with this Agreement or the performance by the Sub-Advisor of its duties hereunder, so long as the Sub-Advisor shall, after receipt of notice of any claim or commencement of any action, promptly notify the Manager in writing of the claim or commencement of such action.  The Manager  shall not be liable for any settlement of any claim or action effected without its written consent.  Nothing contained herein shall require the Manager  to indemnify the
Sub-Advisor for Losses resulting from the Sub-Advisor's willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, its obligations and duties under this Agreement.

The U.S. securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that the Manager or the
Series may have under any U.S. securities laws.

    7. Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-
Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund, prior to the Sub-Advisor delegating its investment advisory duties hereunder to a subadviser.

    8. Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may properly request or require pursuant to applicable laws and regulations.

    9. Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the
Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-
Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-Advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940
Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by
vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

    10. Amendment of this Agreement; Additions

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of
Directors of the Fund who are not interested persons of the Manager, the Sub-
Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is
signed by both parties.   The Sub-Advisor may cease accepting additional assets
to manage both on behalf of the Series upon notice to the Manager of at least six months, or such longer period as may be necessary for the Manager and the
Board to select, and recommend to Series shareholders, a new sub-advisor who will accept management responsibility for additional assets in the Series and for Series shareholders to approve a new sub-advisory agreement with such sub-
advisor; provided, that such period may be reduced if necessary in the best interest of shareholders of the Series.

    11. General Provisions

(a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392-0200, and the address of the Sub-Advisor shall be Causeway Capital Management LLC, 11111 Santa Monica
Boulevard, Suite 1500, Los Angeles, CA  90025.

(c) The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1) the Sub-Advisor fails to be registered as an investment adviser under the
Investment Advisers Act or under the laws of any jurisdiction in which the Sub-
Advisor is required to be registered as an investment adviser in order to perform its obligations under this Agreement.

(2) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

(d) The Manager shall provide (or cause the Series custodian to provide)
timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the
Sub-Advisor to perform its duties and responsibilities hereunder.

(e) This Agreement contains the entire understanding and agreement of the parties.

(f) The Manager agrees that any representations by the Manager or Fund concerning Sub-Advisor shall accurately conform with information provided for such purpose by Sub-Advisor.

(g) Each of the parties to this Agreement hereby represents and warrants to the other that (a) it is duly authorized and empowered to execute, deliver and perform this Agreement; (b) such action does not conflict with or violate any provision of law, rule, regulation, governing document, contract, deed of trust, or other instrument to which it is a party or to which any of its property is subject; (c) this Agreement is a valid and binding obligation of such party enforceable against such party in accordance with its terms; and (d) it will comply with applicable state and federal law.

(h) Each party agrees that it will treat confidentially all information provided by the other party regarding such other party's business and operations, including without limitation the investment activities or holdings of the Series.  All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party except as necessary or appropriate to perform services under this Agreement.  The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required or requested to be disclosed by any regulatory authority with jurisdiction, by judicial or administrative process or otherwise by applicable law or regulation. The Sub-
Advisor acknowledges that it is aware of the Fund's policy on holdings disclosure.  Notwithstanding the foregoing, the Sub-Advisor may use the
Manager's and the Fund's name on its list of clients used in marketing materials.

    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By /s/Michael J. Beer
                                             Michael J. Beer, Executive Vice
President and
        Chief Operating Officer

CAUSEWAY CAPITAL MANAGEMENT LLC

By /s/Gracie V. Fermelia
                                             Gracie V. Fermelia
        Chief Operating Officer

APPENDIX A

The Sub-Advisor shall serve as an investment sub-advisor for the Series identified below. The Manager will pay the Sub-Advisor, as full compensation for all services provided under this Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Series' net assets as the first day of each month allocated to the Sub-Advisor's management.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which the
Sub-Advisor provides investment advisory services and which have the same investment mandate as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

International Value Fund
Sub-Advisor's Fee as a Percentage of Average Daily Net Assets
First $350 million   0.45%
Assets over $350 million   0.35%

INVESTMENT GUIDELINES

Attached
[See Causeway Sub-Adv Agr 09-30-08.pdf - 6 page document]

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